As filed with the Securities and Exchange Commission on September 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MCF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	11-2936371
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Montgomery Street, 18th Floor San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

2003 STOCK OPTION AND INCENTIVE PLAN

(Full title of the Plans)

D. Jonathan Merriman,

Chairman of the Board and Chief Executive Officer

601 Montgomery Street, 18th Floor

San Francisco, CA

(Name and address of agent for service)

(415) 248-5600

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

2003 Employee Stock Option and Incentive Plan Common Stock, $0.0001 par value	12,600,000 shares	$0.90	$11,340,000	$917.41

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that becomes issuable under the MCF Corporation 2003 Employee Stock Option and Incentive Plan (the “2003 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on September 17, 2003, as reported by the American Stock Exchange.

PART II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference	3

Item 4. Description of Securities	3

Item 5. Interests of Named Experts and Counsel	3

Item 6. Indemnification of Directors and Officers	3

Item 7. Exemption from Registration Claimed	4

Item 8. Exhibits	4

Item 9. Undertakings	4

SIGNATURES	6

EXHIBIT INDEX

EXHIBIT 4

EXHIBIT 5

EXHIBIT 23.1

EXHIBIT 23.2

EXHIBIT 99.2

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

MCF Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 31, 2003, as amended by the Registrant’s Form 10-K/A filed with the SEC on April 30, 2003;

(b)	The Registrant’s Quarterly Reports on Form 10-Q, for the period ended March 31, 2003, filed with the SEC on April 30, 2003, and for the period ended June 30, 2003 filed on August 6, 2003, as amended by the Registrant’s Amendment No. 1 on Form 10-Q/A filed on September 9, 2003 and Amendment No. 2 on Form 10-Q/A filed on September 23, 2003;

(c)	The Registrant’s two Current Reports on Form 8-K filed with the SEC on April 9, 2003 and the Current Reports on Form 8-K filed on July 3, 2003 and July 22, 2003; and

(d)	The Registrant’s Registration Statement on Form 8-A12B filed with the SEC on April 17, 2000 as amended by the Registrant’s Registration Statement on Form 8-A12B/A filed with the SEC on July 7, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law Sections 102 and 145 provide for indemnification of directors and officers in terms sufficiently broad to permit such indemnification, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “Securities Act”). In addition, Delaware law provides that a corporation may purchase and maintain insurance on behalf of an officer or director against liability incurred by the officer or director as an officer or director.

Our Certificate of Incorporation and Bylaws require that we indemnify our directors and officers to the fullest extent allowed under Delaware law. Our Bylaws also provide that we may purchase and maintain insurance on behalf of our officers and directors against any liability asserted against them as officers and directors. Currently, we carry directors and officers liability insurance, which may insure against officer or director liability arising under the Securities Act.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

4.1	Instruments Defining the Rights of Stockholders. Reference is made to the Registrant’s Registration Statement on Form 8-A12B filed with the SEC on April 17, 2000 as amended by the Registrant’s Registration Statement on Form 8-A12B/A filed with the SEC on July 7, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock.

5.1	Opinion and Consent of Carr & Ferrell LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Carr & Ferrell LLP is contained in Exhibit 5.

99.2	2003 Employee Stock Option and Incentive Plan.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Delaware General Corporate Law, the Registrant’s Certificate of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California this 23 day of September, 2003.

MCF CORPORATION

By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. JONATHAN MERRIMAN D. Jonathan Merriman	Chairman of the Board and Chief Executive Officer	September 23, 2003

/s/ DONALD H. SLEDGE Donald H. Sledge	Director	September 23, 2003

/s/ RONALD E. SPEARS Ronald E. Spears	Director	September 23, 2003

/s/ DENNIS G. SCHMAL Dennis G. Schmal	Director	September 23, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to the Registrant’s Registration Statement on Form 8-A12B filed with the Securities and Exchange Commission on April 17, 2000 as amended by the Registrant’s Registration Statement on Form 8-A12B/A filed with the Securities and Exchange Commission on July 7, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock.

5.1	Opinion and Consent of Carr & Ferrell LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Carr & Ferrell LLP is contained in Exhibit 5.

99.2	2003 Employee Stock Option and Incentive Plan.